Exhibit 99.1
FOR IMMEDIATE RELEASE

Patient Safety Technologies Announces Expansion of Senior Management Team

Medical Device Veteran David Bruce Joins as President and Chief Executive Officer

Temecula, CA – January 7, 2009 – Patient Safety Technologies (OTC Bulletin Board: PSTX) today announced that David Bruce has joined the company as its President and Chief Executive Officer and will also join its Board of Directors. Bill Adams, the company’s former Chief Executive Officer will remain involved with the company as a consultant.

David brings a breadth of experience successfully managing the growth of medical device businesses.  Most recently, David was the Chief Executive Officer of EP MedSystems, Inc., a developer of electrophysiology devices, which was recently acquired by St. Jude Medical.  Prior to EP MedSystems, he was the General Manager of the intracardiac echo group of Siemens Medical.

Regarding joining the company, Mr. Bruce stated, “The Safety-Sponge™ System addresses a persistent problem that costs U.S. hospitals a conservatively estimated $700 million annually - retained surgical sponges.  With key adopters continuing to show outstanding results, this proven system is well positioned to achieve widespread adoption and allow our customers to not only offer a higher standard of patient care but enable them to save money in the process.”

About Patient Safety Technologies

Patient Safety Technologies, Inc. (OTC Bulletin Board: PSTX), through its wholly owned subsidiary SurgiCount Medical, Inc., provides the Safety-Sponge™ System, a patented FDA 510k approved turn key solution to prevent retained surgical sponges. The system is comprised of surgical sponges and towels affixed with an inseparable two-dimensional data matrix bar code and a SurgiCounter scanner to record each sponge before and after an operation. The SurgiCount Safety-Sponge™ System is also the only retained sponge prevention system to offer complete sponge inventory tracking, reporting features and integration with a medical facility's IT system. For more information, contact SurgiCount at (951) 587-6201, or visit www.surgicountmedical.com.